Exhibit 10.4

PROMISSORY NOTE (SERIES 2007A)

FOR VALUE RECEIVED, intending to be legally bound hereby, Windsor on the River, LLC (the “Borrower”), hereby promises to pay to The Bank of New York Trust Company, N.A., or its successors and assigns (the “Trustee”), in lawful money of the United States of America in federal or other immediately available funds, the principal amount of Twenty Four Million Dollars ($24,000,000) due on May 1, 2042, and to pay interest from the date hereof on the unpaid principal balance hereof at such rates equal to the interest rates from time to time borne by the Series 2007A Bonds (as hereinafter defined), calculated during the Weekly Period (as defined in the Indenture hereinafter referred to) on the basis of a calendar year consisting of 365 or 366 days, as the case may be, and calculated on the actual number of days elapsed, and calculated during the Semi-Annual Period and the Multi-Annual Period (as each is defined in the Indenture hereinafter referred to) on the basis of a calendar year consisting of 360 days of twelve (12) thirty (30) day months, payable in lawful money of the United States of America in federal or other immediately available funds (i) during said Weekly Period on the first Business Day (as defined in the Indenture hereinafter referred to) of each calendar month, (ii) during said Semi-Annual Period the first Business Day following any Semi-Annual Period and (iii) during said Multi-Annual Period the first Business Day of every sixth calendar month in a Multi-Annual Period, commencing with the first Business Day of the seventh calendar month occurring within such Multi-Annual Period, and the first Business Day following such Multi-Annual Period, until said principal amount is paid.

This Promissory Note shall bear interest on any overdue installment of principal hereof, premium, if any, or interest hereon (to the extent legally enforceable at a rate equal to the interest rate borne by this Promissory Note, from time to time, from the due date thereof until paid.

This Promissory Note is issued pursuant to the Loan Agreement dated as of May 1, 2007, by and between the Iowa Finance Authority (the “Issuer”) and the Borrower, and is issued in consideration of the loan made thereunder and to evidence the obligations of the Borrower set forth in Section 5.1(a) thereof. The Borrower covenants and agrees that the payments of principal hereof and premium, if any, and interest hereon will be sufficient to enable the Borrower to pay when due the principal of, premium, if any, and interest on the issued and outstanding amount of the Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project), Series 2007A (the “Series 2007A Bonds”), issued pursuant to the Indenture of Trust dated as of May 1, 2007, by and between the Issuer and the Trustee.

Each payment of principal of, premium, if any, and interest on this Promissory Note shall at all times be sufficient to pay the total amount of principal of (whether at maturity or upon acceleration or prior redemption), premium, if any, and interest due on the Series 2007A Bonds on the same date. The total payments to be made by the Borrower hereunder shall be sufficient to pay when due the principal of (whether at maturity or upon acceleration or prior redemption), premium, if any, and interest on the Series 2007A Bonds; provided, that the Excess Amount (as hereinafter defined) held by the Trustee in the Bond Fund (as defined in the Agreement) on a payment date shall be credited against the payment due on such date; and provided further, that, subject to the provisions of the immediately following sentence, if at any time the amount held by the Trustee in said Bond Fund should be sufficient (and remain sufficient) to pay at the times required the principal of, interest and premium, if any, on the Series 2007A Bonds then remaining unpaid, the Borrower shall not be obligated to make any further payments under the provisions of the preceding sentence. If on any day the Excess Amount held by the Trustee in said Bond Fund is insufficient to make the then required payments of principals of (whether at maturity or upon redemption prior to maturity or acceleration), interest and premium, if any, on the Series 2007A Bonds on such date, the Borrower shall forthwith pay such deficiency. The term “Excess Amount” as of any interest payment date shall mean the amount in said Bond Fund on such date in excess of the amount required for payments of the principal of the Series 2007A Bonds which therefore has matured at maturity or on a date fixed for redemption and premium, If any, on such Series 2007A Bonds in all cases where Bonds have not been presented for payment and paid, or for the payment of interest which has therefore come due in all cases where interest checks have not been presented for payment and paid.

This Promissory Note is entitled to the benefit and is subject to the conditions of the Agreement. The obligations of the Borrower to make the payments required hereunder shall be absolute and unconditional, without any defense or without right of set-off, counterclaim or recoupment by reason of any default by the Issuer under the Agreement or under any other agreement among the Borrower, the Issuer or the Trustee, or out of any indebtedness or liability at any time owing to the Borrower by the Issuer or the Trustee, or for any other reason.

This Promissory Note is subject to mandatory prepayment and optional prepayment as a whole or in part, as provided in the Agreement.

In certain events, on the conditions, in the manner and with the effect set out in the Agreement, the principal installments of this Promissory Note may be declared due and payable before the stated maturity thereof, together with accrued interest thereon.

Reference is hereby made to the Agreement for a complete statement of the terms and conditions under which the maturity of the principal installments of this Promissory Note may be accelerated and to the exculpatory provision of Section 10.14 of the Agreement which shall apply with equal force and effect to this Promissory Note.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Promissory Note as of February 1, 2008.

WINDSOR ON THE RIVER, LLC, a Delaware
limited liability company

By:	/s/ Christopher G. Zock
Christopher G. Zock, its Manager